EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Fourth Quarter and Full Year 2022 Financial Results

-  Record annual net sales of $17.03 billion increased 20.8%
-  Record annual pretax income of $2.43 billion and pretax income margin of 14.3%
-  Record annual EPS of $29.92; non-GAAP EPS of $30.03
-  Record quarterly and annual cash flow from operations of $808.7 million and $2.12 billion
-  Repurchased $630.3 million of common stock in 2022
-  Increased quarterly dividend 14.3% to $1.00 per share (annual: $4.00)

SCOTTSDALE, Ariz., Feb. 16, 2023 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the fourth quarter and full year ended December 31, 2022.

(in millions, except tons which are in thousands and per share amounts)

			Sequential Quarter	Twelve Months Ended December 31,		Year- Over-Year		Quarter-Over-Quarter
	Q4 2022	Q3 2022	% Change	2022	2021	% Change	Q4 2021	% Change
Income Statement Data:
Net sales	$3,610.8	$4,247.2	(15.0%)	$17,025.0	$14,093.3	20.8%	$3,988.7	(9.5%)
Gross profit[1]	$1,129.8	$1,239.0	(8.8%)	$5,251.3	$4,490.3	16.9%	$1,243.3	(9.1%)
Gross profit margin[1]	31.3%	29.2%	2.1%	30.8%	31.9%	(1.1%)	31.2%	0.1%
Non-GAAP gross profit margin[1,2]	31.3%	29.2%	2.1%	30.9%	32.0%	(1.1%)	31.5%	(0.2%)
LIFO (income) expense	$(99.1)	$(27.5)		$(76.6)	$704.8		$142.3
LIFO (income) expense as a % of net sales	(2.7%)	(0.6%)	(2.1%)	(0.4%)	5.0%	(5.4%)	3.6%	(6.3%)
LIFO (income) expense per diluted share, net of tax	$(1.25)	$(0.34)		$(0.93)	$8.21		$1.68
Non-GAAP pretax (income) expense adjustments²	$(0.8)	$2.3		$9.0	$13.4		$16.6
Pretax income	$446.6	$524.0	(14.8%)	$2,430.4	$1,883.1	29.1%	$547.4	(18.4%)
Non-GAAP pretax income[2]	$445.8	$526.3	(15.3%)	$2,439.4	$1,896.5	28.6%	$564.0	(21.0%)
Pretax income margin	12.4%	12.3%	0.1%	14.3%	13.4%	0.9%	13.7%	(1.3%)
Net income attributable to Reliance	$350.5	$393.5	(10.9%)	$1,840.1	$1,413.0	30.2%	$421.3	(16.8%)
Diluted EPS	$5.88	$6.45	(8.8%)	$29.92	$21.97	36.2%	$6.64	(11.4%)
Non-GAAP diluted EPS[2]	$5.87	$6.48	(9.4%)	$30.03	$22.12	35.8%	$6.83	(14.1%)

Balance Sheet and Cash Flow Data:
Cash provided by operations	$808.7	$635.7	27.2%	$2,118.6	$799.4	165.0%	$393.8	105.4%
Free cash flow[3]	$716.6	$540.2	32.7%	$1,776.8	$562.8	215.7%	$336.1	113.2%
Net debt-to-total capital[4]	6.3%	12.8%		6.3%	18.1%		18.1%
Net debt-to-EBITDA[2,5]	0.2x	0.4x		0.2x	0.6x		0.6x
Total debt-to-EBITDA[2,5]	0.6x	0.6x		0.6x	0.8x		0.8x

Capital Allocation Data:
Acquisitions, net	$—	$—		$—	$439.3		$439.3
Capital expenditures	$92.1	$95.5		$341.8	$236.6		$57.7
Dividends	$53.6	$52.9		$217.1	$177.0		$44.7
Share repurchases	$82.6	$336.7		$630.3	$323.5		$168.5

Key Business Metrics:
Tons sold	1,291.2	1,406.0	(8.2%)	5,570.8	5,472.9	1.8%	1,281.0	0.8%
Tons sold (same-store)	1,254.3	1,364.3	(8.1%)	5,404.5	5,438.1	(0.6%)	1,246.2	0.6%
Average selling price per ton sold	$2,799	$3,039	(7.9%)	$3,073	$2,594	18.5%	$3,139	(10.8%)
Average selling price per ton sold (same-store)	$2,730	$2,972	(8.1%)	$3,001	$2,578	16.4%	$3,082	(11.4%)

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“We’re very pleased to have achieved record financial performance in 2022 across nearly every metric during a period of continued metal price volatility and broader economic uncertainty,” said Karla Lewis, President and Chief Executive Officer of Reliance. “Our 2022 net sales were a record $17.03 billion, driven by solid demand in the majority of our end markets along with sustained higher metals pricing. Our product and end market diversification and focus on servicing small order sizes with quick turnaround, 50.2% of which included value-added processing in 2022, supported a strong gross profit margin of 30.8% for the year, at the high end of our sustainable annual range despite declining prices for most products in the second half of 2022. As a result, we delivered record annual non-GAAP pretax income of $2.44 billion and record non-GAAP diluted earnings per share of $30.03. I applaud our team on achieving these outstanding results and for doing so safely, with 2022 marking an all-time low for our total recordable incident rate.”

Mrs. Lewis continued, “We generated record annual cash flow from operations of $2.12 billion, far surpassing our prior record of $1.30 billion in 2019, attributable to our strong profitability and effective working capital management. Our strong cash generation and liquidity enables us to continue executing our disciplined capital allocation strategy, with particular emphasis on both growth and stockholder returns. We spent a record $341.8 million on capital expenditures in 2022, the majority of which was growth-oriented. Our full year 2023 capital expenditure budget at $500 million is a new record, about two thirds of which is dedicated to organic growth initiatives. We were also pleased to return $847.4 million to our stockholders in 2022 through share repurchases and quarterly cash dividends. We finished the year with a very strong balance sheet and liquidity position that enables us to continue executing our capital allocation priorities that focus on growth and stockholder returns, no matter the operating environment.”

End Market Commentary
Reliance provides a diverse range of products and processing services to a wide range of end markets, generally in small quantities on an as-needed basis. The Company’s tons sold in the fourth quarter of 2022 increased 0.8% compared to the fourth quarter of 2021. Compared to the third quarter of 2022, Reliance’s tons sold decreased 8.2%, in-line with management’s expectations of down 6.5% to 8.5%, and consistent with the typical fourth quarter seasonal slowdown that includes customer holiday-related shutdowns and fewer shipping days. The Company continues to believe underlying demand remains healthy and is stronger than its fourth quarter shipment levels reflect due to ongoing supply chain-related challenges experienced by many of its customers.

Demand in non-residential construction (including infrastructure), Reliance’s largest end market, remained at healthy levels and slightly improved from the fourth quarter of 2021. Reliance is continuing to experience a healthy backlog of new projects, including renewable energy, and remains optimistic that non-residential construction demand in the key areas in which the Company participates will remain at healthy levels in the first quarter of 2023.

Demand for the toll processing services Reliance provides to the automotive market increased from the third quarter of 2022 and fourth quarter of 2021 due to increased production rates by certain automotive manufacturers despite lingering supply chain challenges. Reliance is optimistic that demand for its toll processing services will continue to improve in the first quarter of 2023.

Demand trends across the broader manufacturing sectors Reliance serves, including industrial machinery, consumer products and heavy equipment were relatively flat compared to the fourth quarter of 2021. Reliance anticipates underlying demand for its products across the broader manufacturing sector will remain stable in the first quarter of 2023.

Semiconductor demand in the fourth quarter was well above prior year levels. Though certain areas in the market may experience softening demand in the short-term, the semiconductor market remains strong, and the Company’s long-term outlook is positive. Reliance continues to invest in increased capacity to service the significant expansion of semiconductor fabrication underway in the United States.

Demand in commercial aerospace continued to improve during the fourth quarter with significantly higher shipments compared to the fourth quarter of 2021. Reliance is cautiously optimistic that demand in commercial aerospace will continue its steady improvement in the first quarter of 2023 as build rates continue to increase. Demand in the military, defense and space portions of Reliance’s aerospace business remained strong with healthy backlogs, which is expected to continue in the first quarter of 2023.

Demand in the energy (oil and natural gas) market remained relatively stable with the fourth quarter of 2021. Reliance is cautiously optimistic demand will improve from current levels in the first quarter of 2023.

Balance Sheet & Cash Flow
At December 31, 2022, Reliance had cash and cash equivalents of $1.17 billion. Total debt outstanding was $1.66 billion as of December 31, 2022 and there was no outstanding borrowing under the Company’s $1.5 billion revolving credit facility. Reliance generated record cash flow from operations of $808.7 million and $2.12 billion, respectively, in the fourth quarter and full year ended December 31, 2022.

On January 15, 2023, Reliance completed the previously announced redemption of $500 million aggregate principal amount of senior unsecured notes bearing interest at the rate of 4.50% per annum, due April 15, 2023. The notes were redeemed pursuant to the terms of an indenture, dated as of April 12, 2013, at a price equal to 100% of their principal plus accrued and unpaid interest.

Stockholder Return Activity
On February 14, 2023, the Company’s Board of Directors declared a quarterly cash dividend of $1.00 per share of common stock, an increase of 14.3%, payable on March 24, 2023 to stockholders of record as of March 10, 2023. Reliance has paid regular quarterly cash dividends for 63 consecutive years without reduction or suspension and has increased the dividend 30 times since its 1994 IPO to a current annual rate of $4.00 per share.

In the fourth quarter of 2022, the Company repurchased approximately 0.4 million shares of its common stock at an average cost of $186.51 per share, for a total of $82.6 million, under its $1 billion share repurchase plan authorized on July 26, 2022. For the full year of 2022, the Company repurchased approximately 3.5 million shares of its common stock at an average cost of $178.81 per share, for a total of $630.3 million. In the last five years, Reliance has repurchased approximately 16.0 million shares of its common stock at an average cost of $114.38 per share, for a total of $1.83 billion.

Business Outlook
Reliance expects healthy demand trends to continue into the first quarter of 2023 despite prevailing macroeconomic uncertainty, along with ongoing supply chain disruptions and geopolitical matters. Accordingly, the Company estimates its tons sold will be up 11% to 13% in the first quarter of 2023 compared to the fourth quarter of 2022, which exceeds the typical seasonal recovery, and up 1% to 3% compared to the first quarter of 2022. In addition, Reliance expects its average selling price per ton sold for the first quarter of 2023 to be down 3% to 5% compared to the fourth quarter of 2022 driven by stabilizing pricing trends for many of its products compared to December levels, which represented the lowest pricing point in the fourth quarter of 2022. Based on these expectations, Reliance estimates non-GAAP earnings per diluted share in the range of $5.40 to $5.60 for the first quarter of 2023.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s fourth quarter and full year 2022 financial results and business outlook will be held today, February 16, 2023 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13735727. The call will also be broadcast live over the Internet hosted on the Investors section of the Company’s website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning today at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on March 2, 2023, by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13735727. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Founded in 1939, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 315 locations in 40 states and 12 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2022, Reliance’s average order size was $3,670, approximately 50% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and end markets, business strategies, acquisitions, and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, taxes, liquidity, macroeconomic conditions, including inflation and the possibility of an economic recession or slowdown, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management’s estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to, the possibility that the expected benefits of acquisitions may not materialize as expected, the impacts of labor constraints and supply chain disruptions, the continuing pandemic and changes in worldwide and U.S. political and economic conditions such as inflation and the possibility of an economic recession that could materially impact the Company, its customers and suppliers and demand for the Company’s products and services. The extent to which the continuing COVID-19 pandemic may negatively impact the Company’s operations will depend on future developments which are highly uncertain and cannot be predicted, including the duration of the pandemic, any reemergence or mutations of the virus, the actions taken to control the spread of COVID-19 or treat its impact, including the speed and effectiveness of vaccination efforts, and direct and indirect effects of the virus on worldwide and U.S. economic conditions. Deteriorations in economic conditions, as a result of inflation, economic recession, COVID-19, the conflict between Russia and Ukraine or otherwise, could lead to a further or prolonged decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing, or the terms of any financing. The Company cannot at this time predict all of the impacts of inflation, product price fluctuations, economic recession, the COVID-19 pandemic or the Russia-Ukraine conflict and related economic effects, but these factors, individually or in any combination, could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 as updated in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Fourth Quarter 2022 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q4 2022	Q3 2022	Sequential Quarter Change	Q4 2021	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,036.9	1,131.5	(8.4%)	1,018.8	1.8%	(10.6%)	(19.4%)
Stainless steel	68.7	76.8	(10.5%)	76.7	(10.4%)	(7.0%)	1.3%
Aluminum	74.0	80.3	(7.8%)	75.1	(1.5%)	(3.1%)	7.8%
Alloy	32.1	35.3	(9.1%)	35.9	(10.6%)	0.4%	27.2%

	Sales ($’s in millions; % change)
	Q4 2022	Q3 2022	Sequential Quarter Change	Q4 2021	Year-Over-Year Change
Carbon steel	$1,942.5	$2,371.9	(18.1%)	$2,368.3	(18.0%)
Stainless steel	$592.7	$712.7	(16.8%)	$653.3	(9.3%)
Aluminum	$588.8	$660.3	(10.8%)	$554.4	6.2%
Alloy	$172.5	$188.2	(8.3%)	$151.5	13.9%

	Sales by Product ($’s as a % of total sales)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Carbon steel plate	11%	11%	11%	12%
Carbon steel structurals	11%	9%	10%	9%
Carbon steel tubing	10%	12%	11%	12%
Hot-rolled steel sheet & coil	8%	11%	9%	10%
Carbon steel bar	5%	5%	5%	5%
Galvanized steel sheet & coil	4%	6%	5%	6%
Cold-rolled steel sheet & coil	3%	4%	3%	4%
Carbon steel	52%	58%	54%	58%

Stainless steel bar & tube	8%	6%	8%	6%
Stainless steel sheet & coil	6%	8%	7%	8%
Stainless steel plate	2%	2%	2%	2%
Stainless steel	16%	16%	17%	16%

Aluminum bar & tube	5%	4%	5%	4%
Heat-treated aluminum plate	5%	3%	4%	4%
Common alloy aluminum sheet & coil	4%	4%	4%	4%
Common alloy aluminum plate	1%	1%	1%	1%
Heat-treated aluminum sheet & coil	1%	1%	1%	1%
Aluminum	16%	13%	15%	14%

Alloy bar & rod	4%	3%	3%	3%
Alloy tube	1%	1%	1%	1%
Alloy	5%	4%	4%	4%

Miscellaneous	5%	4%	5%	4%
Toll processing & logistics	4%	3%	3%	3%
Copper & brass	2%	2%	2%	1%
Other	11%	9%	10%	8%

Total	100%	100%	100%	100%

Full Year 2022 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)			Average Selling Price per Ton Sold (% change)
	2022	2021	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	4,463.2	4,419.4	1.0%	10.1%
Stainless steel	312.6	317.2	(1.5%)	28.8%
Aluminum	327.3	308.8	6.0%	22.3%
Alloy	145.0	141.0	2.8%	31.7%

	Sales ($’s in millions; % change)
	2022	2021	Year-Over-Year Change
Carbon steel	$9,487.7	$8,532.0	11.2%
Stainless steel	$2,877.4	$2,267.0	26.9%
Aluminum	$2,658.7	$2,050.9	29.6%
Alloy	$741.0	$547.5	35.3%

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021*
Net sales	$3,610.8	$3,988.7	$17,025.0	$14,093.3

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,481.0	2,745.4	11,773.7	9,603.0
Warehouse, delivery, selling, general and administrative (SG&A)	613.6	617.9	2,504.2	2,306.5
Depreciation and amortization	61.4	58.1	240.2	230.2
Impairment of long-lived assets	—	4.7	—	4.7
	3,156.0	3,426.1	14,518.1	12,144.4

Operating income	454.8	562.6	2,506.9	1,948.9

Other (income) expense:
Interest expense	15.5	15.7	62.3	62.7
Other (income) expense, net	(7.3)	(0.5)	14.2	3.1
Income before income taxes	446.6	547.4	2,430.4	1,883.1
Income tax provision	95.3	125.1	586.2	465.7
Net income	351.3	422.3	1,844.2	1,417.4
Less: Net income attributable to noncontrolling interests	0.8	1.0	4.1	4.4
Net income attributable to Reliance	$350.5	$421.3	$1,840.1	$1,413.0

Earnings per share attributable to Reliance stockholders:
Basic	$5.97	$6.76	$30.39	$22.35
Diluted	$5.88	$6.64	$29.92	$21.97

Shares used in computing earnings per share:
Basic	58,732	62,299	60,559	63,217
Diluted	59,657	63,468	61,495	64,327

Cash dividends per share	$0.875	$0.6875	$3.50	$2.75

* Amounts derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	December 31,	December 31,
	2022	2021*
ASSETS
Current assets:
Cash and cash equivalents	$1,173.4	$300.5
Accounts receivable, less allowance for credit losses of $26.1 at December 31, 2022 and $26.7 at December 31, 2021	1,565.7	1,683.0
Inventories	1,995.3	2,065.0
Prepaid expenses and other current assets	115.6	111.6
Income taxes receivable	36.6	—
Total current assets	4,886.6	4,160.1
Property, plant and equipment:
Land	262.7	260.1
Buildings	1,359.3	1,285.0
Machinery and equipment	2,446.9	2,241.4
Accumulated depreciation	(2,094.3)	(1,949.7)
Property, plant and equipment, net	1,974.6	1,836.8
Operating lease right-of-use assets	216.4	224.6
Goodwill	2,105.9	2,107.6
Intangible assets, net	1,019.6	1,077.7
Cash surrender value of life insurance policies, net	42.0	44.9
Other assets	84.8	84.3
Total assets	$10,329.9	$9,536.0

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$412.4	$453.9
Accrued expenses	118.8	148.2
Accrued compensation and retirement benefits	240.0	294.0
Accrued insurance costs	43.4	41.0
Current maturities of long-term debt and short-term borrowings	508.2	5.0
Current maturities of operating lease liabilities	52.5	58.6
Income taxes payable	—	64.3
Total current liabilities	1,375.3	1,065.0
Long-term debt	1,139.4	1,642.0
Operating lease liabilities	165.2	162.5
Long-term retirement benefits	26.1	37.8
Other long-term liabilities	51.4	50.2
Deferred income taxes	476.6	484.8
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized
Issued and outstanding shares—58,787 at December 31, 2022 and 61,806 at December 31, 2021	0.1	0.1
Retained earnings	7,173.6	6,155.3
Accumulated other comprehensive loss	(86.3)	(68.9)
Total Reliance stockholders’ equity	7,087.4	6,086.5
Noncontrolling interests	8.5	7.2
Total equity	7,095.9	6,093.7
Total liabilities and equity	$10,329.9	$9,536.0

* Amounts derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Twelve Months Ended
	December 31,
	2022	2021*
Operating activities:
Net income	$1,844.2	$1,417.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	240.2	230.2
Impairment of long-lived assets	—	4.7
Provision for credit losses	3.4	9.8
Deferred income tax benefit	(6.7)	(23.8)
Stock-based compensation expense	65.3	70.8
Net loss on life insurance policies and deferred compensation plan assets	22.4	5.0
Other	4.8	(5.0)
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	105.7	(656.1)
Inventories	58.9	(505.9)
Prepaid expenses and other assets	17.4	26.2
Accounts payable and other liabilities	(237.0)	226.1
Net cash provided by operating activities	2,118.6	799.4

Investing activities:
Acquisitions, net of cash acquired	—	(439.3)
Purchases of property, plant and equipment	(341.8)	(236.6)
Proceeds from sales of property, plant and equipment	10.9	36.0
Other	(17.6)	(12.4)
Net cash used in investing activities	(348.5)	(652.3)

Financing activities:
Net short-term debt repayments	(2.2)	(0.8)
Proceeds from long-term debt borrowings	—	20.0
Principal payments on long-term debt	(0.3)	(20.7)
Cash dividends and dividend equivalents	(217.1)	(177.0)
Share repurchases	(630.3)	(323.5)
Payments for taxes related to net share settlements	(39.7)	(21.2)
Other	(3.0)	(5.7)
Net cash used in financing activities	(892.6)	(528.9)
Effect of exchange rate changes on cash and cash equivalents	(4.6)	(1.2)
Increase (decrease) in cash and cash equivalents	872.9	(383.0)
Cash and cash equivalents at beginning of year	300.5	683.5
Cash and cash equivalents at end of the year	$1,173.4	$300.5

Supplemental cash flow information:
Interest paid during the year	$59.7	$59.1
Income taxes paid during the year, net	$692.4	$444.4

* Amounts derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2022	2022	2021	2022	2022	2021
Net income attributable to Reliance	$350.5	$393.5	$421.3	$5.88	$6.45	$6.64
Impairment and restructuring charges	—	—	4.7	—	—	0.07
Acquisition-related and non-recurring expenses of acquisitions	—	—	14.3	—	—	0.23
Non-recurring settlement (credits) charges, net	(0.8)	2.3	—	(0.02)	0.04	—
Gains related to sales of non-core assets	—	—	(2.4)	—	—	(0.04)
Income tax expense (benefit) related to above items	0.4	(0.6)	(4.1)	0.01	(0.01)	(0.07)
Non-GAAP net income attributable to Reliance	$350.1	$395.2	$433.8	$5.87	$6.48	$6.83

		Net Income		Diluted EPS
		Twelve Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2022	2021	2022	2021
Net income attributable to Reliance		$1,840.1	$1,413.0	$29.92	$21.97
Impairment and restructuring charges		1.4	4.8	0.02	0.07
Acquisition-related and non-recurring expenses of acquisitions		8.1	14.3	0.13	0.22
Non-recurring settlement charges, net		1.5	—	0.02	—
Gains related to sales of non-core assets		(2.0)	(5.7)	(0.03)	(0.09)
Income tax benefit related to above items		(2.1)	(3.3)	(0.03)	(0.05)
Non-GAAP net income attributable to Reliance		$1,847.0	$1,423.1	$30.03	$22.12

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Pretax income	$446.6	$524.0	$547.4	$2,430.4	$1,883.1
Impairment and restructuring charges	—	—	4.7	1.4	4.8
Acquisition-related and non-recurring expenses of acquisitions	—	—	14.3	8.1	14.3
Non-recurring settlement (credits) charges, net	(0.8)	2.3	—	1.5	—
Gains related to sales of non-core assets	—	—	(2.4)	(2.0)	(5.7)
Non-GAAP pretax income	$445.8	$526.3	$564.0	$2,439.4	$1,896.5

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Gross profit - LIFO	$1,129.8	$1,239.0	$1,243.3	$5,251.3	$4,490.3
Amortization of inventory step-up	—	—	13.7	8.1	13.7
Non-GAAP gross profit	1,129.8	1,239.0	1,257.0	5,259.4	4,504.0
LIFO (income) expense	(99.1)	(27.5)	142.3	(76.6)	704.8
Non-GAAP gross profit - FIFO	$1,030.7	$1,211.5	$1,399.3	$5,182.8	$5,208.8

Gross profit margin - LIFO	31.3%	29.2%	31.2%	30.8%	31.9%
Amortization of inventory step-up as a % of sales	—	—	0.3%	0.1%	0.1%
Non-GAAP gross profit margin	31.3%	29.2%	31.5%	30.9%	32.0%
LIFO (income) expense as a % of sales	(2.7%)	(0.6%)	3.6%	(0.4%)	5.0%
Non-GAAP gross profit margin - FIFO	28.6%	28.6%	35.1%	30.5%	37.0%

	December 31,	September 30,	December 31,
	2022	2022	2021
Total debt	$1,659.6	$1,661.2	$1,662.4
Less: unamortized debt discount and debt issuance costs	(12.0)	(12.9)	(15.4)
Carrying amount of debt	1,647.6	1,648.3	1,647.0
Less: cash and cash equivalents	1,173.4	643.7	300.5
Net debt	$474.2	$1,004.6	$1,346.5

	Twelve Months Ended
	December 31,	September 30,	December 31,
	2022	2022	2021
Net income	$1,844.2	$1,915.2	$1,417.4
Depreciation and amortization	240.2	236.9	230.2
Impairment of long-lived assets	—	4.7	4.7
Interest expense	62.3	62.5	62.7
Income taxes	586.2	616.0	465.7
EBITDA	$2,732.9	$2,835.3	$2,180.7

Net debt-to-EBITDA	0.2x	0.4x	0.6x
Total debt-to-EBITDA	0.6x	0.6x	0.8x

Reliance Steel & Aluminum Co.’s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company’s historical performance for its existing and future stockholders. Adjustments include impairment and restructuring charges, acquisition-related and non-recurring expenses of its fourth quarter 2021 acquisitions, non-recurring settlement charges and credits, and gains on sales of non-core property, plant, and equipment, which make comparisons of the Company’s operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.’s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company’s gross profit and gross profit margin. Reliance Steel & Aluminum Co. presents net debt- and total debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance’s orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance’s cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance’s earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Reconciliation. Certain percentages may not calculate due to rounding.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as carrying amount of debt (net of cash) divided by total Reliance stockholders’ equity plus carrying amount of debt (net of cash).
[5] Net debt- and total debt-to-EBITDA are calculated as carrying amount of debt (net of cash) or total debt divided by earnings before interest, income taxes, depreciation, amortization and impairment of long-lived assets (“EBITDA”) for the most recent twelve months.